UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FIRSTMARK HORIZON ACQUISITION CORP.

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N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRSTMARK HORIZON ACQUISITION CORP.

100 5th Avenue, 3rd Floor

New York, New York 10011

PROXY STATEMENT/PROSPECTUS SUPPLEMENT

March 4, 2022

TO THE STOCKHOLDERS OF FIRSTMARK HORIZON ACQUISITION CORP.:

This is a supplement (this “Supplement”) to the proxy statement/prospectus of FirstMark Horizon Acquisition Corp. (the “Company,” “FirstMark,” “we,” “us” or “our”), dated February 11, 2022 (the “proxy statement/prospectus), that was sent to you in connection with the Company’s special meeting to consider and vote upon a proposal, among others, to approve and adopt the Agreement and Plan of Merger, dated as of October 6, 2021 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Merger Agreement”), by and among FirstMark, Sirius Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of FirstMark (“Merger Sub”), Starry, Inc., a Delaware corporation (“Starry”), and Starry Group Holdings, Inc., a Delaware corporation and wholly owned direct subsidiary of Starry (“New Starry”).

Pursuant to the Merger Agreement, the business combination will be effected in two steps: (a) subject to the approval and adoption of the Merger Agreement by the stockholders of FirstMark, FirstMark will merge with and into New Starry (the “SPAC Merger”), with New Starry surviving the SPAC Merger as a publicly traded entity (the time at which the SPAC Merger becomes effective, the “SPAC Merger Effective Time”) and becoming the sole owner of Merger Sub; and (b) at least twenty-four (24) hours, but no more than forty-eight (48) hours, after the SPAC Merger Effective Time (the “Acquisition Merger Closing Date”), Merger Sub will merge with and into Starry (the “Acquisition Merger” and, together with the SPAC Merger and all other transactions contemplated by the Merger Agreement, the “Business Combination”), with Starry surviving the Acquisition Merger as a wholly owned subsidiary of New Starry.

In light of the COVID-19 pandemic and to support the well-being of FirstMark’s stockholders, directors and officers, FirstMark encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/firstmarkhorizon/2022. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing (800) 450-7155.

We are sending you this Supplement to provide you with additional information relating to the Business Combination and related transactions, including supplemented unaudited pro forma condensed combined financial information to aid you in your analysis of the Business Combination.

Before you vote you should read the proxy statement/prospectus and other documents that the Company has filed with the Securities and Exchange Commission, together with this Supplement, for more complete information about the Company and the business combination with New Starry. If you need additional copies of this Supplement, the proxy statement/prospectus, or the proxy card you should contact:

Morrow Sodali

Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call: (203) 658-9400

Email: FMAC.info@investor.morrowsodali.com

You may also obtain a free copy of this Supplement, the proxy statement/prospectus and other documents containing information about the Company and the Business Combination, without charge, at the SEC’s website at www.sec.gov.

This Supplement should be read together with the proxy statement/prospectus. To the extent that the information in this Supplement is inconsistent with the information in the proxy statement/prospectus, the information in this Supplement supersedes the information in the proxy statement/prospectus.

All of the Company’s stockholders are cordially invited to attend the special meeting. If you are a stockholder of record and you have already provided a proxy, your shares will be voted in accordance with your instructions at the special meeting, unless you affirmatively change your proxy as described in the proxy statement/prospectus. If you have not yet provided a proxy, you are urged to complete, sign, date and return the proxy card that was enclosed with the proxy statement/prospectus previously mailed to you as soon as possible. If you have any questions or need assistance voting your shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400. Questions can also be sent by email to FMAC.info@investor.morrowsodali.com. This notice of special meeting is and the proxy statement/prospectus relating to the Business Combination are available at https://www.cstproxy.com/firstmarkhorizon/2022.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the proxy card as soon as possible. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

March 4, 2022

By Order of the Board of Directors,

/s/ Amish Jani
Amish Jani
Chairman

This Supplement is dated March 4, 2022 and is first being mailed to stockholders of the Company on or about such date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this Supplement are “forward looking statements.” Statements regarding the potential Business Combination and expectations regarding the combined business are “forward looking statements.” In addition, words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

The forward-looking statements contained in this Supplement are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in the proxy statement/prospectus, under the heading “Update to Risk Factors” in this Supplement and in FirstMark’s registration statement on Form S-1 filed in connection with FirstMark’s initial public offering. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before you grant your proxy or instruct how your vote should be cast or vote on the Stockholder Proposals to be put to the Special Meeting, you should be aware that the occurrence of the events described in the “Risk Factors” section of the proxy statement/prospectus, elsewhere in the proxy statement/prospectus and in the “Update to Risk Factors” section of this Supplement and elsewhere in this Supplement may adversely affect FirstMark, Starry or, following the consummation of the Business Combination, New Starry.

SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS

The purpose of this Supplement is to advise you of the potential impact on the go-forward business if Starry were to waive the Minimum Cash Condition as set forth in the Merger Agreement. In the event that Starry waives the Minimum Cash Condition, FirstMark and Starry would require the agreement of either or both of the Convertible Notes Investors and the PIPE Investors to waive their respective closing conditions relating to the Closing Surviving Corporation Cash, in the case of the Convertible Notes Investment, and the closing of the Convertible Notes Investment, in the case of the PIPE Investment, in order for those transactions to close. Starry anticipates that in the event the Minimum Cash Condition is waived, then the Convertible Notes will not fund and close. In the event that the PIPE Investors still fund their commitments under the PIPE Subscription Agreements, Starry anticipates that the lenders under the Starry Credit Agreement will allow for the Starry Credit Agreement to remain outstanding and not be repaid in full in connection with the closing of the Business Combination.

This Supplement also corrects the required vote for approval of the Organizational Documents Proposal to a majority of the issued and outstanding shares of FirstMark Common Stock and clarifies that the Organizational Documents Proposal relates to the Proposed Charter and Proposed Bylaws of Starry Group Holdings, Inc., referred to in this Supplement as “New Starry,” as the post-SPAC Merger company.

The following information supersedes and/or supplements any information in the proxy statement/prospectus relevant to the applicable topic. Unless otherwise specified, page and section references listed below are references to pages and sections, respectively, in the proxy statement/prospectus, not this Supplement. Any change noted in this Supplement shall apply equally and supersedes and/or supplements such similar disclosure anywhere it appears in the proxy statement/prospectus irrespective of whether it is reproduced in this Supplement. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the proxy statement/prospectus.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE BUSINESS

COMBINATION AND THE SPECIAL MEETING

The section entitled “Questions and Answers about the Business Combination and the Special Meeting” beginning on page xiv of the proxy statement/prospectus is supplemented with the following questions and answers.

The following questions and answers are intended to briefly address some common anticipated questions regarding the potential impact of the waiver of the Minimum Cash Condition. These questions and answers do not address all questions that may be important to FirstMark stockholders. FirstMark stockholders should refer to the more detailed information contained in the proxy statement/prospectus or elsewhere in this Supplement.

Q:	WHAT WILL FIRSTMARK EQUITY HOLDERS OWN AS A RESULT OF THE BUSINESS COMBINATION?

A:

Upon the consummation of the SPAC Merger, subject to approval by FirstMark stockholders, such stockholders will own shares of New Starry Class A Common Stock, the amount of which will be determined using the Class A Exchange Ratio. Unlike other business combinations with special purpose acquisition companies, the transactions contemplated in the Business Combination are structured to provide holders of FirstMark Class A Common Stock that do not redeem their shares with a pro rata right to an additional 1,000,000 shares of New Starry Class A Common Stock. These shares are being registered pursuant to this registration statement of which the proxy statement/prospectus formed a part, will be delivered by means of application of the Class A Exchange Ratio and will be delivered as additional shares of New Starry Class A Common Stock. By virtue of the exchange mechanism in the Sponsor Support Agreement (which effectively cancels out the Class A Exchange Ratio), none of the Sponsor, or any of the holders of the FirstMark Class B Common Stock will receive the benefit of the additional shares. For illustrative purposes only, assuming a price of $10.00 per share of FirstMark Class A Common Stock at the closing of the SPAC Merger, each share of FirstMark Class A Common Stock would receive shares of New Starry Class A Common Stock with a value ranging between $10.24 (assuming a no redemption scenario) and $10.78 (assuming a maximum redemption scenario). Based on the closing price of $9.90 per share of FirstMark Class A Common Stock on the NYSE on February 11, 2022, each share of FirstMark Class A Common Stock would receive shares of New Starry Class A Common Stock with a value ranging between $10.14 (assuming a no redemption scenario) and $10.68 (assuming a maximum redemption scenario). The value that each non-redeeming share of FirstMark Class A Common Stock could receive may be greater than the values set forth above if the number of shares FirstMark Class A Common Stock redeemed exceeds the maximum redemption scenario (assuming Starry waives the Minimum Cash Condition). For more information about what FirstMark stockholders will own following the Business Combination, see the section entitled “Beneficial Ownership of Securities” in the proxy statement/prospectus.

Q:	DO I HAVE REDEMPTION RIGHTS?

A:

Pursuant to the FirstMark Existing Organizational Documents, a Public Stockholder may request that FirstMark redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•

hold public shares or, if you hold public shares through FirstMark Units, you elect to separate and cancel your FirstMark Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•

submit a written request to Continental Stock Transfer & Trust Company, FirstMark’s transfer agent, in which you (i) request that New Starry redeem all or a portion of your public shares for cash and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

•	deliver your public shares to Continental Stock Transfer & Trust Company, FirstMark’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on March 14, 2022 (two business days before the Special Meeting) in order for their shares to be redeemed.

Holders of FirstMark Units must elect to separate and cancel the FirstMark Units into the underlying FirstMark Class A Common Stock and FirstMark Warrants prior to exercising redemption rights with respect to the public shares. If Public Stockholders hold their FirstMark Units in an account at a brokerage firm or bank, such Public Stockholders must notify their broker or bank that they elect to separate and cancel the FirstMark Units into the underlying public shares and public warrants, or if a holder holds FirstMark Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, FirstMark’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to FirstMark in order to validly redeem its shares. Public Stockholders (other than the Initial Stockholders) may elect to exercise their redemption rights with respect to their public shares even if they vote “FOR” the Business Combination Proposals. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Stockholder properly exercises its redemption right with respect to all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, New Starry will redeem the related shares of New Starry Class A Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of February 3, 2022, this would have amounted to approximately $414,034,884, or approximately $10.00 per issued and outstanding public share. If a Public Stockholder exercises its redemption rights, such Public Stockholder’s shares of FirstMark Class A Common Stock will (i) not be exchanged for shares of New Starry Class A Common Stock pursuant to the SPAC Merger and (ii) immediately prior to the SPAC Merger Effective Time, be canceled and cease to exist, and will be redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Merger Agreement, the FirstMark Certificate of Incorporation, the Trust Agreement and the proxy statement/prospectus. See the subsection entitled “Special Meeting—Redemption Rights” in the proxy statement/prospectus for the procedures to be followed if you wish to exercise your redemption rights with respect to your public shares.

Pursuant to the IPO Letter Agreement, the Sponsor and the FirstMark officers and directors at the time the IPO agreed to waive their redemption rights with respect to any shares of FirstMark Common Stock they may hold either in connection with the consummation of FirstMark’s initial business combination or a stockholder vote to extend the timing by which FirstMark must complete its initial business combination. No consideration was provided in exchange for the waiver of redemption rights in the IPO Letter Agreement.

In addition, if a stockholder does not redeem their shares of FirstMark Class A Common Stock, but other Public Stockholders do elect to redeem, the non-redeeming stockholders would own shares with a lower book value per share. The more redemptions of FirstMark Class A Common Stock there are, the higher or larger the Class A Exchange Ratio. In other words, as the number of redemptions of FirstMark Class A Common Stock increases, the number of shares of New Starry Class A Common Stock issuable to non-redeeming Public Stockholders also increases. For informational purposes only, please see the table below for an illustration of the foregoing sentence. On a pro forma basis for the year ended December 31, 2020, the basic and diluted net loss per share attributable to FirstMark Common Stock holders is $0.89 per share assuming no redemptions and $0.92 per share assuming 25% of maximum redemptions but would increase to $0.96 per share assuming 50% of maximum redemptions and $1.04 per share assuming maximum redemptions. On a pro forma basis for the nine months ended September 30, 2021, the basic and diluted net loss per share attributable to FirstMark Common Stock holders is $0.49 per share assuming no redemptions and $0.51 per share assuming 25% of maximum redemptions but would increase to $0.53 per share assuming 50% of maximum redemptions and $0.58 per share assuming maximum redemptions.

Percentage of Maximum Redemption	0%	25%	50%	75%	100%
Implied Price Per Share
Percentage of Public Shares Redeemed	0.0%	17.3%	34.6%	51.9%	69.2%
Percentage of Public Shares Not Redeemed	100.0%	82.7%	65.4%	48.1%	30.8%
Trust Account Size (in millions)	$414.0	$342.0	$271.0	$199.0	$128.0
Assumed Price Per Share of FirstMark Class A Common Stock at Closing of SPAC Merger	$10.00	$10.00	$10.00	$10.00	$10.00
Remaining Public Shares (in millions)	41.40	34.24	27.08	19.92	12.76
Additional Shares of FirstMark Class A Common Stock Available to Non-Redeeming Holders (in millions)	1.00	1.00	1.00	1.00	1.00
FirstMark Class A Common Stock Exchange Ratio	1.0242	1.0292	1.0369	1.0502	1.0784
Implied Price Per Share of FirstMark Class A Common Stock	$9.76	$9.72	$9.64	$9.52	$9.27
Implied Merger Consideration Per Share of FirstMark Class A Common Stock	$10.24	$10.29	$10.37	$10.50	$10.78

For illustrative purposes only, assuming a price of $10.00 per share of FirstMark Class A Common Stock at the closing of the SPAC Merger, each share of FirstMark Class A Common Stock would receive shares of New Starry Class A Common Stock with a value ranging between $10.24 (assuming a no redemption scenario) and $10.78 (assuming a maximum redemption scenario). Based on the closing price of $9.90 per share of FirstMark Class A Common Stock on the NYSE on February 11, 2022, each share of FirstMark Class A Common Stock would receive shares of New Starry Class A Common Stock with a value ranging between $10.14 (assuming a no redemption scenario) and $10.68 (assuming a maximum redemption scenario). In the event that Starry waives the Minimum Cash Condition, then the amount in the Trust Account would decrease, and the FirstMark Class A Common Stock Exchange Ratio would increase. This in turn would result in a lower implied price per shares of FirstMark Class A Common Stock and a higher implied merger consideration per shares of FirstMark Class A Common Stock than the amounts set forth in the column labelled “100%” in the table above.

Public Stockholders who wish to redeem their shares of FirstMark Class A Common Stock for a pro rata portion of the funds held in the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If Public Stockholders fail to comply with the redemption requirements specified in the proxy statement/prospectus, they will not be entitled to redeem their shares of FirstMark Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

Public Stockholders electing to redeem their shares of FirstMark Class A Common Stock will receive their pro rata portion of the funds held in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable. Please see the section entitled “The Special Meeting—Redemption Rights” of the proxy statement/prospectus for additional information on how to exercise your redemption rights.

Q:	WHAT ARE THE POSSIBLE SOURCES AND THE EXTENT OF DILUTION THAT THE PUBLIC STOCKHOLDERS THAT ELECT NOT TO REDEEM THEIR SHARES WILL EXPERIENCE IN CONNECTION WITH THE BUSINESS COMBINATION?

A.

After the completion of the Business Combination, Public Stockholders will own a significantly smaller percentage of the combined company than they currently own of FirstMark. Consequently, Public Stockholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in FirstMark.

	Assuming No Redemptions		Assuming 25% of Maximum Redemption		Assuming 50% of Maximum Redemption		Assuming 75% of Maximum Redemption		Assuming Maximum Redemption(1)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Starry stockholders(2)(3)	142,182,183	59.1%	142,182,183	60.9%	142,182,183	62.8%	142,182,183	64.7%	142,182,183	66.7%
FirstMark Public Stockholders(4)	42,400,000	17.6%	35,239,186	15.1%	28,078,371	12.4%	20,917,557	9.5%	13,756,742	6.5%
FirstMark Initial Stockholders(5)(6)	9,350,000	3.9%	9,350,000	4.0%	9,350,000	4.1%	9,350,000	4.3%	9,350,000	4.4%
PIPE Investors	10,900,000	4.5%	10,900,000	4.7%	10,900,000	4.8%	10,900,000	4.8%	10,900,000	5.1%
Shares underlying FirstMark public warrants(7)	14,133,333	5.9%	14,203,047	6.1%	14,309,632	6.3%	14,492,856	6.3%	14,881,781	7.0%
Shares underlying FirstMark private placement warrants(7)	7,018,872	2.9%	7,053,494	3.0%	7,106,426	3.1%	7,197,418	3.1%	7,390,565	3.5%
Shares underlying Convertible Notes	12,499,995	5.2%	12,499,995	5.4%	12,499,995	5.5%	12,499,995	5.5%	12,499,995	5.9%
Series Z Investors	2,100,000	0.9%	2,100,000	0.9%	2,100,000	0.9%	2,100,000	0.9%	2,100,000	1.0%

Total	240,584,383	100.0%	233,527,905	100.0%	226,526,607	100.0%	219,640,009	100.0%	213,061,266	100.0%

(1)

Assumes that 28,643,258 shares of FirstMark Class A Common Stock are redeemed (the maximum number of FirstMark Class A Common Stock that can be redeemed while still maintaining the $300.0 million in Closing Surviving Corporation Cash required as a closing condition of the Merger Agreement). Starry may elect to waive the Minimum Cash Condition, in which case the number of shares and related percentages held by the FirstMark Public Stockholders will be less than set forth in the table above. Pursuant to the terms of the Merger Agreement, the holders of FirstMark Class A Common Stock that do not elect to redeem their shares will share in a pool of 1,000,000 additional shares of New Starry Class A Common Stock, based on the Class A Exchange Ratio of between 1.02415 and 1.2415 depending on the number of unredeemed shares. See the section in the proxy statement/prospectus entitled “Risk Factors—Risks Related to the Business Combination and FirstMark—As the number of redemptions of shares of FirstMark Common Stock increases, the number of shares issuable under the FirstMark Warrants will also increase.”

(2)

Includes 123,943,552 shares of New Starry Class A Common Stock (which includes shares of New Starry Class A Common Stock underlying outstanding Starry Options and Starry RSUs) and 18,238,631 shares of New Starry Class X Common Stock issued in connection with the consummation of the Acquisition Merger. The number of shares of New Starry Class A Common Stock issued to the holders of Starry Common Stock, Starry Options and Starry RSU Awards will fluctuate based on the number of shares of Starry Common Stock and Starry RSU Awards outstanding and shares of Starry Common Stock underlying Starry Options, whether vested or unvested (and the exercise price of such Starry Option), outstanding immediately prior to the Acquisition Merger Effective Time.

(3)

Outstanding shares of Starry Common Stock (including shares of Starry Common Stock resulting from the Conversion) converted into (a) with respect to the Starry Founder, the number of shares of New Starry Class X Common Stock equal to the Acquisition Merger Exchange Ratio of 0.1818 and (b) with respect to all other eligible Starry equity holders, the number of shares of New Starry Class A Common Stock equal to the Acquisition Merger Exchange Ratio of 0.1818.

(4)

Outstanding shares of FirstMark Class A Common Stock held by FirstMark Public Stockholders are converted into the number of shares of New Starry Class A Common Stock equal to the Class A Exchange Ratio of (i) 1.02415 under a No Redemption Scenario or (ii) 1.07839 under a Maximum Redemption Scenario. This Class A Exchange Ratio reflects the additional 1.0 million shares issuable on a pro rata basis to the holders of FirstMark Class A Common Stock who do not redeem their shares.

(5)

Outstanding shares of FirstMark Class B Common Stock are exchanged (a) with respect to the FirstMark Class B Common Stock held by the Sponsor, into the number of shares of FirstMark Class A Common Stock equal to 9,230,000 divided by the Class A Exchange Ratio of 1.02415 and (b) with respect to all other holders of FirstMark Class B Common Stock, into the number of shares of FirstMark Class A Common Stock equal to 120,000 divided by the Class A Exchange Ratio of 1.02415. The shares of FirstMark Class A Common Stock held by FirstMark Initial Stockholders are then converted into the number of shares of New Starry Class A Common Stock equal to the Class A Exchange Ratio of 1.02415.

(6)	Includes the 6,672,500 Earnout Shares subject to forfeiture to New Starry if certain performance-based vesting requirements are not met.
(7)

The number of shares of New Starry Class A Common Stock underlying the FirstMark public warrants and private placement warrants will increase as the merger consideration to Public Stockholders increase pursuant to the terms of the Warrant Agreement (as amended by the Warrant Assumption Agreement).

In the event the Minimum Cash Condition is waived, then the Convertible Notes will not fund and as a result, the shares underlying the Convertible Notes will not be issued in the future. Additionally, in the event that the Class A Exchange Ratio is greater than 1.07824, then the number of shares issued and related percentage as a result of an exercise of the FirstMark public warrants or the FirstMark private placement warrants would be greater than the amounts set forth in the applicable columns under the heading “Assuming Maximum Redemptions” in the table above.

Q:	HOW DO REDEMPTIONS OF FIRSTMARK CLASS A COMMON STOCK IMPACT THE CLOSING OF THE BUSINESS COMBINATION AND THE MINIMUM CASH CONDITION?

A:

The Minimum Cash Condition is solely for the benefit of Starry and, as a result, Starry has the sole right to waive the Minimum Cash Condition and, subject to satisfaction or waiver of the other conditions to the closing of the Business Combination, to cause the closing of the Business Combination to occur even if the Closing Surviving Corporation Cash balance is less than $300.0 million. Assuming a redemption value of $10.00 per share, no more than 28,643,258 shares of FirstMark Class A Common Stock may be redeemed for aggregate redemption proceeds of $286.5 million in order for the Minimum Cash Condition to be satisfied. Based on the amount of $414.0 million in the Trust Account as of February 3, 2022, and taking into account the anticipated proceeds of $109.0 million from the PIPE Investment and $21.0 million from the Series Z Investment, if no more than 28,643,258 shares of FirstMark Class A Common Stock are redeemed, the Minimum Cash Condition will still be satisfied.

The closing of the Convertible Notes Investment is conditioned on, among other things, the Closing Surviving Corporation Cash equaling or exceeding $300.0 million, and the PIPE Investment is conditioned on, among other things, the closing of the Convertible Notes Investment occurring substantially concurrently with the closing of the PIPE Investment. Each of the Acquisition Merger Closing, the closing of the PIPE Investment, and the closing of the Convertible Notes Investment is intended to occur simultaneously. As a result, in the event that the Minimum Cash Condition would be met by the closing of the PIPE Investment, both the PIPE Investment and the Convertible Notes Investment would be expected to close concurrently or substantially concurrently. In the event that the Minimum Cash Condition would not be met by the closing of the PIPE Investment, the Convertible Notes Investment would not be required to close, and in the event the Convertible Notes Investment did not close, the PIPE Investment would not be required to close. In the event that Starry does waive the Minimum Cash Condition, FirstMark and Starry would require the agreement of either or both of the Convertible Notes Investors and the PIPE Investors to waive their respective closing conditions relating to the Closing Surviving Corporation Cash, in the case of the Convertible Notes Investment, and the closing of the Convertible Notes Investment, in the case of the PIPE Investment, in order for those transactions to close. In the event the Convertible Notes Investors are unwilling to waive their closing condition, but the PIPE Investors are willing to waive their closing condition and the lenders under the Starry Credit Agreement allow for the Starry Credit Agreement to remain outstanding and not be repaid in full in connection with the closing of the Business Combination, then Starry may waive the Minimum Cash Condition and close the Business Combination. If Starry were to waive the Minimum Cash Condition and the Convertible Notes Investment does not close but the PIPE Investment does close, then there would be insufficient funds to both repay the Starry Credit Agreement in full and facilitate additional investment in the on-going business. Please see the section entitled “Supplement to Unaudited Pro Forma Condensed Combined Financial Information” of this Supplement for additional information on the potential impact of Starry waiving the Minimum Cash Condition.

In addition, even if the Minimum Cash Condition was waived by Starry, pursuant to the FirstMark Existing Organizational Documents, in no event will FirstMark redeem public shares in an amount that would cause FirstMark’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001. After giving effect to the PIPE Investment and the Series Z Investment, FirstMark may redeem all public shares and still satisfy this condition.

Based on the definition of the Closing Surviving Corporation Cash, which excludes cash outflows such as transaction costs and payment of outstanding debt, the Pro Forma Condensed Combined cash balance would not be expected to equal Closing Surviving Corporation Cash.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:

The Business Combination Proposals: The approval of the Business Combination Proposals requires the affirmative vote of the holders of a majority of outstanding shares of the FirstMark Common Stock entitled to vote at the Special Meeting. FirstMark stockholders must approve the Business Combination Proposals in order for the Business Combination to occur. If FirstMark stockholders fail to approve the Business Combination Proposals, the Business Combination will not occur. Pursuant to the IPO Letter Agreement and the Sponsor Support Agreement, the Sponsor and certain of FirstMark’s officers and directors have agreed to vote shares representing 20% of the aggregate voting power of the FirstMark Common Stock in favor of the Business Combination Proposals. As such, only the affirmative vote of 15,525,001 more of the outstanding public shares, representing 37.5% of the outstanding public shares, are required in order to approve the Business Combination Proposals.

The Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of FirstMark Common Stock entitled to vote at the Special Meeting. The Organizational Documents Proposal is conditioned on the approval of the Business Combination Proposals. Therefore, if the Business Combination Proposals are not approved, the Organizational Documents Proposal will have no effect, even if approved by the Public Stockholders. While it is not a requirement of Delaware law, under the Merger Agreement, the FirstMark stockholders’ approval of the Proposed Charter and Proposed Bylaws of New Starry is a condition to the consummation of the Business Combination. Pursuant to the FirstMark Certificate of Incorporation, Public Stockholders may request that FirstMark redeem all or a portion of its public shares (which would become shares of New Starry Class A Common Stock in the SPAC Merger) for cash if the Business Combination is consummated. Pursuant to the Sponsor Support Agreement, the Sponsor and certain of FirstMark’s officers and directors have agreed to vote shares representing 20% of the aggregate voting power of the FirstMark Common Stock in favor of the Organizational Documents Proposals. As such, only the affirmative vote of one share over 37.5% of the outstanding unaffiliated public shares, or 15,525,001 more of the outstanding public shares, are required in order to approve the Organizational Documents Proposal.

The Advisory Organizational Documents Proposals: The approval of any of the Advisory Organizational Documents Proposals is not otherwise required by Delaware law separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, FirstMark is required to submit these provisions to its stockholders separately for approval. Each Advisory Organizational Documents Proposal will be considered approved if approved by the affirmative vote of the holders of a majority of the FirstMark Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on FirstMark or the FirstMark Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals (separate and apart from approval of the Organizational Documents Proposal). Pursuant to the Sponsor Support Agreement, the Sponsor and certain of FirstMark’s officers and directors have agreed to vote shares representing 20% of the aggregate voting power of the FirstMark Common Stock in favor of the Advisory Organizational Documents Proposals. As such, assuming the minimum number of shares required for a quorum are represented at the Special Meeting, only the affirmative vote of 2,587,502 more of the outstanding public shares, representing 6.25% of the outstanding public shares, are required in order to approve the Advisory Organizational Documents Proposals. To the extent the number of shares represented at the Special Meeting exceeds the minimum number of shares required to achieve a quorum, then the number of unaffiliated public shares required in order to approve the Advisory Organizational Documents Proposals will also increase.

The Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal is not required by applicable law, but FirstMark is seeking an advisory, non-binding vote on this proposal. The Equity Incentive Plan Proposal will be considered approved if approved by the affirmative vote of the holders of a majority of the FirstMark Common Stock who, being present and entitled to vote at the Special Meeting. However, the stockholder votes regarding this proposal is an advisory vote, and is not binding on FirstMark or the FirstMark Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Equity Incentive Plan Proposal. Pursuant to the Sponsor Support Agreement, the Sponsor and certain of FirstMark’s officers and directors have agreed to vote shares representing 20% of the aggregate voting power of the FirstMark Common Stock in favor of the Equity Incentive Plan Proposal. As such, assuming the minimum number of shares required for a quorum are represented at the Special Meeting, only the affirmative vote of 2,587,502 more of the outstanding public shares, representing 6.25% of the outstanding public shares, are required in order to approve on a non-binding basis the Equity Incentive Plan Proposal. To the extent the number of shares represented at the Special Meeting exceeds the minimum number of shares required to achieve a quorum, then the number of unaffiliated public shares required in order to approve the Equity Incentive Plan Proposal will also increase.

The ESPP Proposal: The approval of the ESPP Proposal is not required by applicable law, but FirstMark is seeking an advisory, non-binding vote on this proposal. The ESPP Proposal will be considered approved if approved by the affirmative vote of the holders of a majority of the FirstMark Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. However, the stockholder votes regarding this proposal is an advisory vote, and is not binding on FirstMark or the FirstMark Board. Furthermore, the Business Combination is not conditioned on the separate approval of the ESPP Proposal. Pursuant to the Sponsor Support Agreement, the Sponsor and certain of FirstMark’s officers and directors have agreed to vote shares representing 20% of the aggregate voting power of the FirstMark Common Stock in favor of the ESPP Proposal. As such, assuming the minimum number of shares required for a quorum are represented at the Special Meeting, only the affirmative vote of 2,587,502 more of the outstanding public shares, representing 6.25% of the outstanding public shares, are required in order to approve on a non- binding basis the ESPP Proposal. To the extent the number of shares represented at the Special Meeting exceeds the minimum number of shares required to achieve a quorum, then the number of unaffiliated public shares required in order to approve the ESPP Proposal will also increase.

The Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the FirstMark Common Stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Adjournment Proposal is not conditioned upon any other Stockholder Proposal. Pursuant to the Sponsor Support Agreement, the Sponsor and certain of FirstMark’s officers and directors have agreed to vote shares representing 20% of the aggregate voting power of the FirstMark Common Stock in favor of the Adjournment Proposal. As such, assuming the minimum number of shares required for a quorum are represented at the Special Meeting, only the affirmative vote of 2,587,502 more of the outstanding public shares, representing 6.25% of the outstanding public shares, are required in order to approve the Adjournment Proposal. To the extent the number of shares represented at the Special Meeting exceeds the minimum number of shares required to achieve a quorum, then the number of unaffiliated public shares required in order to approve the Adjournment Proposal will also increase.

UPDATE TO RISK FACTORS

The section entitled “Risk Factors—Risks Related to Our Liquidity and Capital Resources—Risks Related to Our Liquidity and Capital Resources” beginning on page 58 of the proxy statement/prospectus is supplemented with the following additional risk factors.

The Starry Credit Agreement contains restrictive and financial covenants that may limit our operating flexibility.

In the event that the Starry Credit Agreement remains outstanding following the closing of the Business Combination, we will be subject to the limitations set forth in the Starry Credit Agreement. The Starry Credit Agreement contains certain restrictive covenants that either limit our ability to, or require a mandatory prepayment in the event we, among other things, incur additional indebtedness, issue guarantees, create liens on assets, make certain investments, merge with or acquire other companies, change business activities, pay dividends or make certain other restricted payments, transfer or dispose of assets, enter into transactions with affiliates and enter into various specified transactions. We, therefore, may not be able to engage in any of the foregoing transactions unless we obtain the consent of our lenders or prepay the outstanding amount under the Starry Credit Agreement. The Starry Credit Agreement also contains a financial covenant that requires us to maintain a minimum cash balance of $15 million at all times and certain financial reporting requirements. Our obligations under the Starry Credit Agreement are secured by all of our assets, with certain exceptions. We may not be able to generate sufficient liquidity or revenue to meet the financial covenant or pay the principal and interest when due. Furthermore, future working capital, borrowings or equity financing could be unavailable to repay or refinance the amounts outstanding under the Starry Credit Agreement. In the event of a liquidation, all outstanding principal and interest would have to be repaid prior to distribution of assets to unsecured creditors, and the holders of the New Starry Common Stock.

If we are unable to comply with the restrictive and financial covenants in the Starry Credit Agreement, there would be a default under the terms of that agreement, and this could result in an acceleration of payment of funds that have been borrowed.

If we were unable to comply with the restrictive and financial covenants in the Starry Credit Agreement, there would be a default under the terms of that agreement. As a result, any borrowings under other instruments that contain cross-acceleration or cross default provisions may also be accelerated and become due and payable. If any of these events occur, there can be no assurance that we would be able to make necessary payments to the lenders or that we would be able to find alternative financing. Even if we were able to obtain alternative financing, there can be no assurance that it would be on terms that are acceptable.

SUPPLEMENT TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 188 of the proxy statement/prospectus is supplemented with the following disclosure reflecting a scenario under which (i) Starry waives the Minimum Cash Condition; (ii) 41,400,000 shares of FirstMark Class A Common Stock outstanding are redeemed for an aggregate payment of approximately $414.0 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account; (iii) the Convertible Notes Investors do not waive their closing conditions and as a result the Convertible Notes Investment does not close; (iv) the PIPE Investors waive their closing conditions and as a result the PIPE Investment closes; and (v) the lenders under the Starry Credit Agreement waive the repayment requirement and the Starry Credit Agreement is not repaid at close of the Business Combination.

Supplemental Pro forma Condensed Combined Financial Information reflecting a Full Redemption Scenario

The pro forma condensed combined financial information include in the proxy statement/prospectus, reflected a Maximum Redemption Scenario which assumes that 28,643,258 shares of FirstMark Class A Common Stock are redeemed for an aggregate payment of approximately $286.5 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account, which is the estimated maximum number of redemptions that could occur without a failure to satisfy the Minimum Cash Condition.

The Minimum Cash Condition is solely for the benefit of Starry and, as a result, Starry has the sole right to waive the Minimum Cash Condition and, subject to satisfaction or waiver of the other conditions to the closing of the Business Combination, to cause the closing of the Business Combination to occur even if the Closing Surviving Corporation Cash balance is less than $300.0 million. However, the closing of the Convertible Notes Investment is conditioned on, among other things, the Closing Surviving Corporation Cash equaling or exceeding $300.0 million, and the PIPE Investment is conditioned on, among other things, the closing of the Convertible Notes Investment.

In the event that Starry does waive the Minimum Cash Condition, FirstMark and Starry would require the agreement of either or both of the Convertible Notes Investors and the PIPE Investors to waive their respective closing conditions relating to the Closing Surviving Corporation Cash, in the case of the Convertible Notes Investment, and the closing of the Convertible Notes Investment, in the case of the PIPE Investment, in order for those transactions to close. In the event the Convertible Notes Investors do not waive their closing condition, then Starry will need to seek an amendment to the Starry Credit Agreement in order to allow it to remain outstanding and not be repaid in connection with the closing of the Business Combination.

In addition, even if the Minimum Cash Condition is waived by Starry, pursuant to the FirstMark Existing Organizational Documents, in no event will FirstMark redeem public shares in an amount that would cause FirstMark’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001. After giving effect to the PIPE Investment and the Series Z Investment, FirstMark may redeem all public shares and still satisfy this condition.

This supplemental “Full Redemption Scenario” assumes the following changes from the unaudited pro forma financial information previously filed:

•	Starry waives the Minimum Cash Condition;

•

all 41,400,000 shares of FirstMark Class A Common Stock outstanding are redeemed for an aggregate payment of approximately $414.0 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account;

•	the Convertible Notes Investors do not waive their closing conditions and as a result the Convertible Notes Investment does not close;

•	the PIPE Investors waive their closing conditions and as a result the PIPE Investment closes; and

•	the lenders under the Starry Credit Agreement waive the repayment requirement and the Starry Credit Agreement is not repaid at close of the Business Combination.

Consistent with the presentation of the unaudited pro forma financial information included in the proxy statement/prospectus, the supplemental information provided herein is presented as of September 30, 2021 and does not include additional borrowings under the Starry Credit Agreement or issuance of additional warrants that may have occurred after that date.

The following tables reflect adjustments to the unaudited pro forma financial information included in the proxy statement/prospectus to reflect the Full Redemption Scenario as of September 30, 2021:

Supplemental Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021

(amounts in thousands)	Pro Forma Condensed Combined	Transaction Accounting Adjustments - Debt		Pro Forma Condensed Combined (Assuming No Redemptions)	Assuming Full Redemption		Pro Forma Condensed Combined (Assuming Full Redemption)
Cash and cash equivalents	$523,112	$23,531	(i)	$546,643	$(414,025)	(vi)	$132,618

Total Assets	$694,844	$23,531		$718,375	$(414,025)		$304,350

Debt, net of current portion	$87,477	$63,177	(ii)	$150,654	$—		$150,654
Other liabilities	3,363	8,100	(iii)	11,463	—		11,463
Class A common stock, $0.0001 par value	18	—		18	(4)	(vi)	14
Additional paid-in capital	973,799	(66,827)	(iv)	906,972	(414,021)	(vi)	492,951
Accumulated deficit	(479,346)	19,081	(v)	(460,265)	—		(460,265)

Total liabilities and stockholders’ equity	$694,844	$23,531		$718,375	$(414,025)		$304,350

(i)

Increases cash by $23.5 million, which is the net impact of the elimination of (a) $173.0 million cash outflow on payoff of the Starry Credit Agreement and (b) $149.5 million net cash proceeds received upon issuance of the Convertible Notes, neither of which would occur under this Full Redemption Scenario.

(ii)

Increases Debt by $63.2 million, which is the net impact of (a) $145.9 million of debt retained under the Starry Credit Agreement and (b) $82.7 million of debt, net of debt discount, recorded upon issuance of the Convertible Notes, which under this Full Redemption Scenario would not be recorded.

(iii)	Removes the write-off of the derivative liability related to the Starry Credit Agreement, recorded in Other Liabilities, which under this Full Redemption Scenario would not be written off.
(iv)	Removes the impact to additional paid-in capital related to the cash conversion feature of the Convertible Notes, which under this Full Redemption Scenario would not be recorded.
(v)	Removes the impact to accumulated deficit of the estimated loss on extinguishment upon repayment of the Starry Credit Agreement, which under this Full Redemption Scenario would not be incurred.
(vi)

Reflects the impact of the Full Redemption Scenario to New Starry’s pro forma capitalization and sources of dilution related to the increase in FirstMark Class A Common Stock redeemed. This scenario assumes that all 41,400,000 shares of FirstMark Class A Common Stock are redeemed for an aggregate payment of approximately $414.0 million from the Trust Account.

Supplemental Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months Ended September 30, 2021

(amounts in thousands, except share and per share amounts)	Pro Forma Condensed Combined	Transaction Accounting Adjustments - Debt		Pro Forma Condensed Combined (Assuming No Redemptions)	Assuming Full Redemption		Pro Forma Condensed Combined (Assuming Full Redemption)
Interest expense	$(19,291)	$1,518	(vii)	$(17,773)	$—		$(17,773)
Other expense, net	(2,341)	(6,250)	(vii)	(8,591)	—		(8,591)
Net loss	(94,552)	(4,732)	(ix)	(99,284)	—		(99,284)
Weighted average Class A shares outstanding	191,106,099	—		191,106,099	(41,400,000)	(x)	149,706,099

Net loss per share—basic and diluted	$(0.49)	$—		$(0.52)	$—		$(0.66)

Supplemental Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2020

(amounts in thousands, except share and per share amounts)	Pro Forma Condensed Combined	Transaction Accounting Adjustments - Debt		Pro Forma Condensed Combined (Assuming No Redemptions)	Assuming Full Redemption		Pro Forma Condensed Combined (Assuming Full Redemption)
Interest expense	$(21,835)	$2,453	(vii)	$(19,382)	$—		$(19,382)
Other expense, net	39	(1,850)	(vii)	(1,811)	—		(1,811)
Loss on extinguishment of debt	(19,081)	19,081	(viii)	—	—		—
Net loss	(169,246)	19,684	(ix)	(149,562)	—		(149,562)
Weighted average Class A shares outstanding	191,106,099	—		191,106,099	(41,400,000)	(x)	149,706,099

Net loss per share—basic and diluted	$(0.89)	$—		$(0.78)	$—		$(1.00)

(vii)

Reflects the removal of the elimination of historical interest expense recorded to Interest Expense and historical fair value adjustments recorded to Other Expense related to the Starry Credit Agreement, which would not be eliminated under this Full Redemption Scenario as the Starry Credit Agreement would not be paid off. Additionally reflects the removal of interest and amortization expense recorded to Interest Expense related to the issuance of the Convertible Notes, which would not be issued under this Full Redemption Scenario.

(viii)	Removes the estimated loss on extinguishment recorded upon repayment of the Starry Credit Agreement, which under this Full Redemption Scenario would not be incurred.
(ix)	Reflects the change in net loss related to adjustments (vii) and (viii).
(x)	Reflects the change in weighted average shares of New Starry Class A Common Stock outstanding arising from the Full Redemption Scenario.

UPDATE TO MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

The section entitled “Management Following the Business Combination” beginning on page 299 of the proxy statement/prospectus is hereby amended to remove all references to Karen Reidy as a member of the board of directors and the audit committee of New Starry following the closing of the Business Combination.

UPDATE TO THE ORGANIZATIONAL DOCUMENTS PROPOSAL

The section entitled “Proposal No. 2—The Organizational Documents Proposal” beginning on page 299 of the proxy statement/prospectus is hereby amended and restated in its entirety to:

Overview

As discussed in the proxy statement/prospectus, if the Business Combination Proposals are approved, then FirstMark is asking its stockholders to approve the Organizational Documents Proposal. While it is not a requirement of Delaware law, under the Merger Agreement, the FirstMark stockholders’ approval of the Proposed Charter and Proposed Bylaws of New Starry is a condition to the consummation of the Business Combination. If, however, the Organizational Documents Proposal is approved but the Business Combination Proposals are not approved, then the Business Combination will not be consummated.

If each of the other Condition Precedent Proposals and the Organizational Documents Proposal are each approved and the Business Combination is to be consummated, then the Proposed Charter and the Proposed Bylaws will be substantially in the form set forth on Annex B and Annex C, respectively, and each of the matters contemplated by the Advisory Organizational Documents Proposals will be included in the Proposed Charter or the Proposed Bylaws adopted by New Starry. The approval or lack thereof of any of the Advisory Organizational Documents Proposals will not affect the effectiveness of the Organizational Documents Proposals if approved by FirstMark’s stockholders.

All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Organizational Documents Proposal

Asking FirstMark stockholders to approve each of the Proposed Charter of New Starry and the Proposed Bylaws of New Starry as was negotiated as part of the Business Combination. The FirstMark Board’s specific reasons for each of the Advisory Organizational Documents Proposals (each of which are included in the Proposed Charter or the Proposed Bylaws) are set forth in the section of the proxy statement/prospectus titled “Proposal No. 3—The Advisory Organizational Documents Proposals.”

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, that the amended and restated certificate of incorporation and bylaws of Starry Group Holdings, Inc. upon consummation of the SPAC Merger (annexed to the proxy statement/prospectus as Annex B and Annex C, respectively), be approved as the certificate of incorporation and bylaws, respectively, of Starry Group Holdings, Inc., effective upon the effectiveness of the SPAC Merger.”

Vote Required for Approval

The Organizational Document Proposal requires the affirmative vote of a majority of the issued and outstanding shares of FirstMark Common Stock. Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Organizational Documents Proposal.

Adoption of the Organizational Document Proposal is conditioned on the approval of the Business Combination Proposals at the Special Meeting.

Subject to any waiver or amendment approved by the parties, the closing of the Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the FirstMark Special Meeting.

The Sponsor and FirstMark’s officers and directors have agreed to vote the FirstMark Founder Shares and any other shares of FirstMark capital stock owned by them in favor of the Organizational Documents Proposal. See “The Merger Agreement—Related Agreements—Sponsor Support Agreement”.